AGREEMENT AND PLAN OF REORGANIZATION

                 This AGREEMENT and PLAN OF REORGANIZATION made and
            entered into this ____ day of _______________, 1997 by,
            between and among POMEROY COMPUTER RESOURCES OF SOUTH CAROLINA, a South Carolina corporation ("Subsidiary"), a wholly owned subsidiary of POMEROY COMPUTER RESOURCES, INC., a Delaware corporation ("Pomeroy"), and THE COMPUTER STORE, INC., a South Carolina corporation ("CSI"), and ARTHUR M. COX ("Cox"), RONALD D. HILDRETH ("Hildreth") and JEFFREY
            F. HIPP ("Hipp") (Cox, Hildreth and Hipp are also hereinafter referred to collectively as the "CSI Shareholders").

                 W I T N E S S E T H:

                 WHEREAS, the CSI Shareholders are the owners of 16,000
            total common shares of CSI (the "CSI Shares"), said CSI Shares being one hundred percent (100%) of the total issued and outstanding shares of CSI; and

                 WHEREAS, CSI, Subsidiary and Pomeroy desire to effect a
            plan of reorganization pursuant to Section 368(a)(2)(D) of the Internal Revenue Code whereby CSI shall be acquired by and merge into Subsidiary in exchange for stock of Pomeroy and other good and valuable consideration, which stock and cash shall be delivered to CSI Shareholders upon the cancellation of their CSI stock, pursuant to the terms of this Agreement;

                 WHEREAS, the shareholders of CSI and Subsidiary and the
            Boards of Directors of Subsidiary, Pomeroy and CSI have adopted resolutions declaring advisable the merger of CSI into Subsidiary on the terms and conditions hereinafter set forth;

                 WHEREAS, at or prior to the Effective Date of the
            merger ("Effective Date") as hereinafter defined, Subsidiary will acquire or otherwise make available from Pomeroy the number of shares of Pomeroy common stock (par value $.01 per share) necessary to complete the merger provided for herein; and

                 NOW, THEREFORE, in consideration of the premises and
            the mutual covenants and agreements herein set forth, for other good and valuable consideration, and for the purpose of prescribing the terms and conditions of such merger, the parties hereto covenant and agree as follows:

                 SECTION 1.   MERGER

                 1.1 Agreement to Merge. Subject to the terms and conditions set forth herein, CSI and Subsidiary agree to effect a merger of CSI into Subsidiary with Subsidiary being the surviving corporation (the "Surviving Corporation") in accordance with the Plan of Merger attached hereto as Exhibit "A". CSI's obligation to merge into Subsidiary is expressly conditioned upon CSI's Shareholders surrendering all CSI Shares at the Closing Date pursuant to the terms, conditions and covenants set forth in this Agreement and the Plan of Merger.

                 CERTAIN PORTIONS OF THIS AGREEMENT
                 ARE SUBJECT TO BINDING ARBITRATION


                 1.2 Pomeroy Common Stock. Pomeroy will make available to Subsidiary a sufficient number of its common shares (par value of $.01 per share) ("Pomeroy Stock") to effect the merger pursuant to the Plan of Merger.

                 SECTION 2.   ELEMENTS OF MERGER TRANSACTION

                 2.1 Conversion of Shares. Each share of CSI common stock issued and outstanding immediately prior to the Effective Date exclusive of shares held in the treasury of CSI, which shares shall be cancelled upon the Effective Date and shall, without any action on the part of Pomeroy, Subsidiary or any holder of such shares, be converted by the merger into 1.55319 shares of Pomeroy Stock which has been determined by dividing $700,002.97 by the base period price (28.168) and dividing such result by 16,000. As used in this section, the base period price of Pomeroy Stock shall be the average of the closing prices of stock on the NASDAQ Exchange for the twenty (20) trading days immediately preceding the third day before the Effective Date. In determining the base period price of Pomeroy Stock, the closing price of Pomeroy Stock for the dates that preceded the Stock Split that was effectuated on October 7, 1997 shall be recalculated to give effect to such Stock Split.

                      (a)  At Closing, the CSI Shareholders shall
            deposit with Nexsen Pruet Jacobs and Pollard, LLP and Lindhorst & Dreidame Co., L.P.A. as escrow agents the number of shares of Pomeroy Stock having an aggregate value of $74,983.72 (based on the base period price set forth in Section 2.1 of this Agreement). Such shares shall be deposited by the CSI Shareholders proportionately. Such shares shall be held pursuant to the terms of an Escrow Agreement which is attached hereto as Exhibit "B".

                      (b)  Incident to the issuance of the Pomeroy
            shares, each CSI Shareholder shall execute such documentation containing such representations regarding the holding of Pomeroy Shares, including that each respective CSI Shareholder is able to bear the economic risk of holding the shares to be delivered hereunder for the period required by applicable Federal Securities Laws because such Pomeroy

            Shares will not have been registered under the Securities Act of 1933 and therefore cannot be sold unless they are subsequently registered under the Act or an exemption from registration is available. The form of the documentation to be executed by each CSI Shareholder incident to the issuance of these shares pursuant to the merger is attached hereto as Exhibit "C".

                 2.2  Non-Stock Consideration Transferred at the
            Effective Date.

                      (a) At the Effective Date, the CSI Shareholders shall each receive cash in the amount of Forty-three and 749,814/1,000,000 Dollars ($43.749814) for each share of CSI
            Common Stock owned by each CSI Shareholder, totaling Six Hundred Ninety-Nine Thousand Nine Hundred Ninety-seven and 03/100 Dollars ($699,977.03) in the aggregate.

                      (b)  At Closing, the CSI Shareholders shall
            deposit with the escrow agents the sum of Seventy-Five Thousand Sixteen and 78/100 Dollars ($75,016.78) in the aggregate, which amount shall be deposited by the CSI Shareholders proportionately. Such funds shall be held pursuant to the terms of the Escrow Agreement attached hereto as Exhibit "B".



                      (c) Not later than the applicable date set forth in Section 2.2(d) (the "Post Merger Date"), the CSI Shareholders and Subsidiary agree to determine any adjustment to the consideration issued incident to the merger if the book value of the shareholder equity of CSI is less than One Million Forty-two Thousand Nine Hundred Twenty-two Dollars ($1,042,922.00) as reflected in the Closing Balance Sheet referred to in Section 5.6 below. To the extent the book value of the shareholder's equity of CSI on the Closing Balance Sheet is less than One Million Forty-two Thousand Nine Hundred Twenty-two Dollars ($1,042,922.00),, the consideration issued incident to the merger shall be decreased, on a dollar for dollar basis, to the extent of such shortfall. Any net reduction in the consideration for the merger, as a result of such adjustment, if any, shall be implemented by decreasing proportionately the amount of cash and Pomeroy Stock paid to the CSI Shareholders, which amount shall first be repaid from the escrow funds in the manner set forth in the Escrow Agreement, and if such escrow funds are insufficient to repay such amount, then from the CSI Shareholders. To the extent the book value of the shareholder's equity of CSI is greater than One Million Forty-Two Thousand Nine Hundred Twenty-Two Dollars ($1,042,922.00) on the Closing Balance Sheet, the consideration issued incident to the merger shall be increased on a dollar-for-dollar basis, to the extent of such increase. Any net increase in the consideration for the merger, as a result of such adjustment, if any, shall be implemented by increasing proportionately the amount of cash and Pomeroy Stock paid to the CSI Shareholders. Any reduction or increase in the amount of Pomeroy Stock repaid by the CSI Shareholders or paid to the CSI Shareholders as set forth above shall be based on the average of the closing price of the Pomeroy Stock on the NASDAQ Exchange for the twenty (20) trading days immediately preceding the third day before an agreement is made by the parties in the manner set forth in Section 2.2(d) regarding the Closing Balance Sheet of CSI.

                      (d)  Within forty-five (45) days after the
            Effective Date, the CSI Shareholders will deliver to the Subsidiary a copy of the Closing Balance Sheet prepared by the CSI Shareholders for the subject period along with any supporting documentation reasonably requested by Subsidiary. Within thirty (30) days following delivery to Subsidiary of such report (the "BV Objection Period"), the Subsidiary shall have the right to object in writing to the results contained in such determination. If timely objection is not made by Subsidiary of such determination, such determination shall become final and binding for purposes of this Agreement. If timely objection is made by Subsidiary to the CSI Shareholders, and the CSI Shareholders and Subsidiary are able to resolve their differences in writing within thirty (30) days following the expiration of the BV Objection Period, then such determination as resolved shall become final and binding as it relates to this Agreement.
            If timely objection is made by Subsidiary to the CSI Shareholders, and CSI Shareholders and Subsidiary are unable to resolve their differences in writing within thirty (30) days following the expiration of the BV Objection Period, then all disputed matters pertaining to the report shall be submitted to and reviewed by an Arbitrator (the "Arbitrator") which shall be an independent accounting firm selected by Subsidiary and CSI Shareholders. If the Subsidiary and the CSI Shareholders are unable to agree promptly on an accounting firm to serve as the Arbitrator, each shall select, by not later than the seventy-fifth day following the BV Objection Period, an accounting firm, and each selected accounting firm shall be instructed to jointly select promptly another accounting firm, such third selected firm to serve as the Arbitrator. The Arbitrator shall consider only the disputed matters pertaining to the determination and shall act promptly and fairly to resolve all disputed matters and its decision with respect to all disputed matters shall be final and binding upon CSI Shareholders and Subsidiary. Expenses of the arbitration (including reasonable attorney and accounting fees) shall be borne by the Subsidiary unless the Arbitrator determines that the book value of the shareholders' equity as reflected on the Closing Balance Sheet made by the CSI Shareholder exceeds by $25,000 or more the Arbitrator's determination of the book value of the Shareholder's equity of CSI as of the Effective Date, in which case, the expense of the arbitration (including reasonable attorney and accounting fees) shall be borne by the CSI Shareholders.



                 2.3 Potential Adjustment for Consideration Transferred Incident to the Merger.
                      (a)  If during the calendar year 1997, the sum of
            (i) CSI's EBIT from January 1, 1997 to the Effective Date and (ii) Subsidiary's EBIT from its operation, from the Effective Date to December 31, 1997 (a) exceeds $220,000.00 , then fifty percent (50%) of such excess not to exceed $100,000.00, shall be paid fifty percent (50%) in cash and fifty percent (50%) in Pomeroy Stock to the CSI Shareholders in accordance with the procedures set forth in Section 2.1 and 2.2 of the Agreement within five (5) days after the applicable time period set forth below (unless extended as provided below due to a dispute by the CSI Shareholders) or
            (b) is less than $180,000, then fifty percent (50%) of such deficiency, not to exceed $100,000, shall serve as a reduction to the consideration paid for the merger, which reduction will be repaid to Subsidiary from the escrow account, fifty percent (50%) in cash and fifty percent (50%) in Pomeroy Stock according to the procedures set forth in the Escrow Agreement and if such Escrow Agreement is not sufficient to repay such amount, then from the CSI Shareholders. Any reduction or increase in the amount of Pomeroy Stock to be repaid by the CSI Shareholders or paid to the CSI Shareholders, if any, shall be based on the average of the closing price of the Pomeroy Stock on the NASDAQ Exchange for the twenty (20) trading days immediately preceding the third day before an agreement is made by the parties in the manner set forth in this Section regarding the EBIT determination.

                           For purposes of this section, "EBIT" shall
            mean the earnings of CSI and Subsidiary from the operation of CSI and Subsidiary, before interest and taxes, and without incorporating any gains or losses realized on the disposition of assets other than in the ordinary course of business. For purposes of determining Subsidiary's EBIT for the period from the Effective Date to December 31, 1997, no item of income or expense shall be allocated by Pomeroy to Subsidiary unless such items are reasonably calculated to contribute to the increased profits of Subsidiary, it being the intent of the parties that Pomeroy shall exercise the utmost good faith with respect to allocation of income and expense to the Subsidiary. Incident to the determination of Subsidiary's EBIT, no compensation of any executive or other employee of Pomeroy or its affiliates shall be allocated to Subsidiary. Except as set forth above, no other administrative, overhead or any other expense of Pomeroy shall be allocated to Subsidiary. Subsidiary's EBIT will be calculated on a basis consistent with CSI's financial statement determining EBIT for the period January 1, 1997 to the Effective Date, using the same methodologies, judgments, variances, assumptions, adjustments and estimates employed by CSI in preparing such financial statements.

                           Within sixty (60) days after December 31,
            1997, Subsidiary will deliver to the CSI Shareholders a copy of the reported EBIT prepared by Subsidiary's certified public accountants for the subject period along with any supporting documentation reasonably requested by the CSI Shareholders. Within thirty (30) days following delivery to the CSI Shareholders of such report (the "EBIT Objection Period"), the CSI Shareholders shall have the right to object in writing to the results contained in such determination. If timely objection is not made by the CSI Shareholders of such determination, such determination shall become final and binding for purposes of this Agreement. If timely objection is made by CSI Shareholders to Subsidiary, and the CSI Shareholders and Subsidiary are able to resolve their differences in writing within thirty (30) days following the expiration of the EBIT Objection Period, then such determination as resolved shall become final and binding as it relates to this Agreement. If timely objection is made by CSI Shareholders to Subsidiary, and CSI Shareholders and Subsidiary are unable to resolve their differences in writing within thirty (30) days following the expiration of the EBIT Objection Period, then all disputed matters pertaining to the report shall be submitted to and reviewed by an Arbitrator (the "Arbitrator") which shall be an independent accounting firm selected by Subsidiary and CSI Shareholders. If the Subsidiary and the CSI Shareholders are unable to agree promptly on an accounting firm to serve as the Arbitrator, each shall select, by not later than the seventy-fifth day following the EBIT Objection Period, an accounting firm, and each selected accounting firm shall be instructed to jointly select promptly another accounting firm, such third selected firm to serve as the Arbitrator. The Arbitrator shall consider only the disputed matters pertaining to the determination and shall act promptly and fairly to resolve all disputed matters and its decision with respect to all disputed matters shall be final and binding upon CSI Shareholders and Subsidiary. Expenses of the arbitration (including reasonable attorney and accounting fees) shall be borne by the CSI Shareholders unless the Arbitrator determines that EBIT for calendar year 1997 exceeds by at least $25,000, the determination made by Subsidiary's accounting firm, in which case, the expense of the arbitration (including reasonable attorney and accounting fees) shall be borne by Subsidiary.

                 The Escrow Agreement shall terminate and any remaining
            property contained therein shall be paid to the CSI Shareholders proportionately as set forth in the Escrow Agreement on the later of April 1, 1997 or the date upon which the EBIT determination is resolved and all adjustments hereunder, if any, have been made by the parties.

                 SECTION 3.   NON-COMPETITION AGREEMENT.

                 3.1  Non-Competition Agreements.   As an inducement for
            and consideration of Subsidiary entering into this Agreement, the CSI Shareholders shall each enter into a non-competition Agreement for a period of the later of five (5) years from the Effective Date or one (1) year after the termination of such individual's employment with Subsidiary. Such Non-Competition Agreements are set forth in Exhibit "D", Exhibit "D-1" and Exhibit "D-2", attached hereto and made a part hereof.

                 SECTION 4.    EMPLOYMENT AGREEMENTS.

                 4.1 Employment Agreements. Upon the Effective Date, Subsidiary shall enter into an Employment Agreements with Cox, Hildreth and Hipp. Copies of said Employment Agreements are attached hereto and made a part hereof as Exhibits "E", "E-1" and "E-2". Subsidiary's obligations under said Employment Agreements shall be guaranteed by Pomeroy. Copies of said Guarantees are attached hereto and made a part hereof as Exhibits "E-3", "E-4" and "E-5".

                 SECTION 5.   REPRESENTATIONS AND WARRANTIES
                 OF CSI AND CSI SHAREHOLDERS

                 Except as set forth in the Disclosure Schedule attached
            hereto, CSI and CSI Shareholders, jointly and severally, represent, warrant and covenant to Subsidiary that the following statements are materially true as of the date hereof and shall remain materially true and correct as of the Effective Date as if made again at and as of that time:

                 5.1 Organization and Good Standing. CSI is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina and is duly authorized and has full corporate power under its Articles of Incorporation, as amended, and under applicable laws, to own or lease all of its properties and to engage in the business carried on by it, and is fully qualified to do business in those states in which the nature and conduct of its present business operations requires qualification and in which the failure to be so qualified, if required, would have a materially adverse effect on the business operations and financial condition of CSI taken as a whole. Copies of CSI's Articles of Incorporation and By-Laws (certified to be correct by the Secretary of CSI) have been delivered to

            Subsidiary and are complete and correct as of the date hereof. The Disclosure Schedule correctly lists, with respect to CSI, each jurisdiction, if any, in which it is qualified to do business as a foreign corporation.

                 5.2 Capitalization. CSI has One Hundred Thousand (100,000) authorized shares of Common Stock, One Dollar ($1.00) par value, of which Sixteen Thousand (16,000) shares are outstanding; that such outstanding shares of CSI have been duly and validly authorized and issued and are fully paid and non-assessable; that such CSI Common Stock is the only class of stock or securities authorized by CSI's Articles of Incorporation and By-Laws as amended; and there are no purchase commitments, purchase agreements, subscriptions, options, warrants, contracts, other commitments and/or agreements of any kind expressed or implied, outstanding for the issuance of any additional shares of CSI common stock, the issuance of any additional shares of any other class of stock or the issuance of any type or class of security.

                 5.3  Ownership of CSI Common Stock.   The Disclosure
            Schedule sets forth a complete list of the common stock of CSI and the owners thereof. The CSI Shareholders are the lawful record and beneficial owners of the number of shares of CSI common stock set opposite their names, free and clear of any liens, claims, encumbrances or restrictions of any kind.

                 5.4  Subsidiaries.  CSI has no subsidiaries.

                 5.5  Authority.  The execution, delivery and
            performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated therein, have been duly authorized and approved by all requisite action of CSI's Board of Directors and the CSI Shareholders, and this Agreement and the Plan of Merger have been duly executed and delivered and constitute the valid and binding obligation of CSI in accordance with their respective terms. Neither the execution and delivery of this Agreement nor the Plan of Merger nor the consummation of the transactions contemplated hereby will:

                           (i) violate, or conflict with, or require any
            consent under, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of CSI under any of the terms, conditions or provisions of the Articles of Incorporation or By-laws of CSI or of any note, bond, mortgage, indenture, deed of trust, license, agreement, or other instrument or obligation to which CSI, or any CSI Shareholder is a party, or by which CSI or any CSI Shareholder or any of their properties or assets may be bound or affected, or

                           (ii) violate any order, writ, injunction or
            decree applicable to any CSI Shareholder or CSI or to any of their properties or assets or, to the knowledge of CSI Shareholders violate any statute, rule or regulation applicable to any CSI Shareholder or CSI or any of their properties or assets; or,

                           (iii) except as set forth in the Disclosure
            Schedule, Exhibit "5.5(iii)", constitute a default or event that, with notice or lapse of time, or both, would be a default, breach, or violation of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which CSI is a party or by which it is bound; or,

                           (iv) except as set forth in the Disclosure
            Schedule, Exhibit "5.5(iv)", constitute an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of CSI. No consent or approval by, notice to or registration with any governmental authority is required on the part of any CSI Shareholder or CSI prior or subsequent to the Closing Date in connection with the execution, delivery and performance by CSI or the CSI Shareholders of this Agreement or the consummation of any of the transactions contemplated hereby.

                 5.6 Closing Balance Sheet. The Closing Balance Sheet, which shall be attached hereto as Exhibit "F" on the Post-Closing Date, reflects only the assets and liabilities of CSI as of the Effective Date and does not include any assets or liabilities of any corporation or entity except CSI. As of the Effective Date, CSI did not have any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due), including without limitation, any tax liabilities, of the nature required by generally accepted accounting principles to have been reflected or reserved against in financial statements, which are not accurately and fully reflected or reserved against in the Closing Balance Sheet; provided, however, that the Closing Balance Sheet shall not be accompanied by notes and shall not include normal year-end adjustments (if any) other than depreciation or any other accrual of a nature set forth on Exhibit "5.6", attached hereto, which are not material in the aggregate.

                 5.7  Year End and Interim Financials.

                      (a) Attached to the Disclosure Schedule are the audited financial statements of CSI for the year ended December 31, 1996 and the unaudited financial statements of CSI for the year ended December 31, 1995 and the unaudited interim balance sheets as of August 31, 1997, including any and all notes thereto ("Year End and Interim Financials"). The Year End statements are in accordance with the books and records of CSI, and have been prepared in accordance with general accepted accounting principles (except that the unaudited financial statements for the year ended December 31, 1995 are not accompanied by notes and normal year-end adjustments) as applied by CSI on a consistent basis throughout the periods covered by such statements and fairly present the financial condition of CSI as of the respective dates and the results of operations of CSI for the period then ended. The Interim Financials are in accordance with the books and records of CSI and are prepared on a consistent basis throughout the period covered by such statements and fairly present the financial condition of CSI as of such date and the results of operations of CSI for the period then ended; provided, however, that the Interim Financials do not include normal year-end adjustments (if
            any) which are not material in the aggregate.   Except as
            stated in the Year End and Interim Financials there have been no unusual accounting practices engaged in which have affected the amount or trend of net income of CSI, or any unusual or nonrecurring transactions, during the periods reflected in the Year End and Interim Financials. All charges, expenses and accruals of the nature required by generally accepted accounting principles to have been reflected or reserved against in financial statements relating to the operations or to any aspect of the business of CSI have been deducted in the preparation of the income and expenses statements included in the Year End and Interim Financials and are in accordance with the books and records kept by CSI. The Year End statements and the Interim Financials are referred to herein as the "Financial Statements". In determining whether a Financial Statement is correct and fairly represents the financial position at the requisite date, any understatement or omission of a liability or expense shall be offset by any understatement or omission of an asset or revenue, and vice versa.

                      (b)  Absence of Undisclosed Liability.   Except as
            to the extent specifically reflected in the Financial Statements, and except for trade payables and liabilities arising in the ordinary course of business and expenses of CSI relating to the merger which shall be properly accrued for on the Closing Balance Sheet since the date of the Financial Statements, CSI, on the Effective Date, does not have any other liabilities of any nature, whether accrued, absolute or contingent, or otherwise, and whether due or to become due of the nature required by generally accepted accounting principles to have been reflected or reserved against in financial statements.

                      (c)  No Liabilities as Guarantor.   Except as set
            forth in the Disclosure Schedule, CSI is not directly or indirectly obligated to guaranty or assume any debt, dividend, or other obligation of any person, corporation, association, partnership, or other entity, except endorsements made in the ordinary course of business in connection with the deposit of items for collection.

                      (d) Absence of Material Change. Except as set forth in the Disclosure Schedule or as otherwise set forth in this Agreement or the exhibits hereto, since the date of the Interim Financials there has not been:

                           (i)  any change in the condition (financial
            or otherwise), properties, business, operations or prospects of CSI which is materially adverse, singly or in the aggregate;

                           (ii) any material loss, damage or destruction
            in the nature of a casualty loss or otherwise, whether covered by insurance or not, adversely affecting any property or asset of CSI;

                           (iii)     an actual or any threatened strike
            or other labor trouble or dispute;

                           (iv) any loss or any threatened loss of any
            governmental permit, license, qualification, special charter or certificate of authority held or enjoyed or formerly held or enjoyed by CSI which loss has had or upon occurrence would have an adverse effect, singly or in the aggregate, on the condition (financial or otherwise), properties, business, operations or prospects of CSI;

                           (v)  to the knowledge of the CSI
            Shareholders, any statute, regulation, order, ordinance or other law the adoption, amendment or rescission of which adversely affects, singly or in the aggregate, the condition (financial or otherwise), properties, business, operations or prospects of CSI;

                           (vi) any indebtedness, liability or
            obligation (whether absolute, accrued, contingent or otherwise) incurred by CSI, or other transaction entered into by CSI, other than in the ordinary course of business and consistent with past practice, or any guarantee of any indebtedness, liability or obligation made by CSI;

                           (vii)     any declaration, setting aside or
            payment of any dividend or other distribution in respect of any capital stock or other securities of CSI;

                           (viii)    any issuance, sale, combination or
            reclassification of any capital stock or other securities of CSI;

                           (ix) any issuance or grant of any option,
            warrant or other right in respect of any capital stock or other securities of CSI;

                           (x)  any direct or indirect redemption,
            purchase or other acquisition of any capital stock or other securities of CSI;

                           (xi) any obligation, liability, lien or
            encumbrance paid, discharged or satisfied by CSI other than current liabilities reflected in the Interim Financials and current liabilities incurred since August 31, 1997 in the ordinary course of business;

                           (xii)     any mortgage, lien, pledge, charge
            or encumbrance (except for liens for current taxes not yet due and payable), created, incurred or assumed by CSI;

                           (xiii)    except in the ordinary course of
            business, any sale, transfer or other disposition of any tangible asset of CSI, any cancellation of any debt or claim of CSI or any disposition of any intangible properties, assets or rights of CSI;

                           (xiv) any salary or wage increase granted or committed to be made, other than normal merit or cost-of-living increases pursuant to CSI's general prevailing practices, with respect to any officer, director, employee or agent of CSI, or any bonus (except bonuses to Cox and Hildreth in the amounts of $12,000.00 and $12,000.00 respectively, provided that such amounts are properly accrued for on the Closing Balance Sheet), incentive or deferred compensation, profit sharing, retirement, pension, group insurance, death benefit or other fringe benefit plan or trust agreement entered into or amended or any employment or consulting agreement entered into or amended or altered;

                           (xv) any termination (whether by discharge,
            retirement or otherwise) of any officer, director, employee or agent of CSI or any notice to so terminate given or received by any of the foregoing;

                           (xvi)     any loan made, increased or
            forgiven to any officer, director, employee or agent of CSI or to any member of any of their families;

                           (xvii)    any capital expenditure, addition
            or improvement made or committed to be made by CSI in excess of $5,000.00 with respect to any single expenditure, addition or improvement or in excess of $10,000.00 with respect to all such expenditures, additions and improvements;

                           (xviii)   any failure on the part of CSI to
            operate its business in the ordinary course or to use its best efforts to preserve its business organization intact, to retain the services of its employees and to preserve its goodwill and relationships with suppliers, creditors and others having business relationships with it;

                           (xix)     any known material loss of
            business, termination or discontinuance of any relationship or dispute between CSI and any customer or supplier;

                           (xx) any loss, amendment, termination or
            waiver of any material right of CSI other than in the ordinary course of business;

                           (xxi)     any known write-off as
            uncollectible of any notes or accounts receivable, or any portions thereof, in excess of $5,000.00 with respect to any single note or account or in excess of $10,000.00 with respect to all such write-offs;

                           (xxii)    any action taken or omitted to be
            taken by CSI which would constitute the breach, default or result in the acceleration of or cause (after lapse of time, notice or both) the breach, default or acceleration of any material right, contract, commitment or other obligation of CSI;

                           (xxiii)   any agreement or commitment by CSI
            to do any of the foregoing;

                           (xxiv)    any failure to maintain the books
            and records of CSI consistently and in the usual, regular and ordinary manner and in accordance with good business practice;

                           (xxv) any other event or condition of any character which, singly or in the aggregate, has materially adversely affected, or any event or condition known to CSI or to any CSI Shareholder or any of CSI's officers which it is reasonable to expect will, singly or in the aggregate, materially adversely affect in the future, the condition (financial or otherwise), properties, business, operations or prospects of CSI, except for events, trends, etc., generally affecting and known to the industry as a whole.

                 5.8  Assets.  Except as provided in Disclosure Schedule
            Exhibit 5.8, CSI has good and marketable title to all of its assets and properties, real, personal or otherwise, including but not limited to those assets and properties reflected in the August 31, 1997 Interim Financials, except only for assets subsequently disposed of in the ordinary course of business, free and clear of all liens, claims, security interests and encumbrances whatsoever, except (a) as specifically reflected thereon, or (b) as set forth in the Disclosure Schedule. To the best of the knowledge of the CSI Shareholders, all of CSI's tangible and other operating assets, property and equipment are in generally good operating condition and repair, free of structural or material mechanical defects and conform with all applicable laws and regulations. Without limiting the generality of the foregoing, specific representations are set forth in the following subparagraphs of this Section 5.8.

                      5.8.1 Receivables. Accounts Receivable of CSI as included in the Interim Financials and all Accounts Receivable of CSI created after such date up to and including the Effective Date arose from valid sales in the ordinary course of business and represent valid, collectible (as to the Accounts Receivable of CSI, net of any bad debt reserve as reflected on the Interim Financials) and existing claims. Subject to customer credits, the payment of each Account Receivable will not be subject to any known defense, counterclaim or condition (other than CSI's performance in the ordinary course of business) whatsoever.

                      5.8.2 Inventory. The inventory reflected in the Financial Statements were, and those reflected on the books of CSI on the date hereof, have been, and those reflected on such books on the Effective Date will have been determined and valued in accordance with generally accepted accounting principles, applied on a consistent basis as reflected in the Financial Statements and consist of items which are good and merchantable and of a quality and quantity presently usable or saleable in the ordinary course of business (except for items of obsolete and slow moving materials of below standard quality, all of which were written down to net realizable value or adequately reserved for in such Financial Statements or returned or are returnable to the manufacturer or its distributor for credit).

                      5.8.3     Real Property.  CSI owns no real
            property.

                      5.8.4 Dealer Agreements. All of CSI's Dealer Agreements are set forth on Exhibit "F" attached hereto.

                      5.8.5 Trademarks, etc. CSI neither owns nor uses in its business any patents, trademarks, trade names, copyrights, service marks or service names except for common law trademark rights, if any, and registration rights, if any, under the trademark laws for the State of South Carolina in the name "The Computer Store", and except for off-the-shelf licenses of certain computer software. CSI has not infringed, misappropriated or misused or been charged, or threatened to be charged, with infringement, misappropriation or misuse of, any patent, trademark, trade name, copyright, trade secret, know-how or confidential information or data of another.

                 5.9  Taxes.   CSI has filed and will file (for all
            periods ending on or prior to the Effective Date) all tax returns and other reports to governmental bodies required by law and has paid or has or will have fully reserved for all taxes due and payable as reflected on such returns or any returns that may be filed after the Effective Date which include periods on or before the Effective Date. Except as set forth on the Disclosure Schedule, Exhibit "5.9", there are no pending or proposed deficiency assessments, reassessments or claims of any governmental body for income taxes, property taxes, sale or usage taxes, social security, workers' compensation, unemployment contributions or any other taxes or contributions; and the charges, accruals and reserves reflected in the Closing Balance Sheet are and will be sufficient to pay all such taxes reflected on such returns related to the periods covered by them and any prior periods. CSI is not a consenting corporation under the provisions of Section 341(f) of the Internal Revenue Code ("Code"), nor during the past three (3) years has given or has been requested to give waivers of any statute of limitations relating to any such taxes or governmental charges. CSI is not an electing sub-chapter S corporation under the provisions of Section 1361 of the Code.

                 5.10 Outstanding Indebtedness.   Except for liabilities
            incurred in the ordinary course of business and/or reflected or reserved against in the Financial Statements, and/or as provided in the Disclosure Schedule, Exhibit "5.10", CSI has no liabilities of the nature required by generally accepted accounting principles to have been reflected or reserved against in financial statements, is not indebted to any party and has not pledged or hypothecated, voluntarily or involuntarily, any of its assets. CSI is not in default in respect of any material term or conditions of any indebtedness or any liabilities (including trade payables), and there are no facts in existence on the date hereof and known by any of the CSI Shareholders which might reasonably serve as a basis, in whole or in part, for any material liabilities or obligations not disclosed in this Agreement or not adequately covered by insurance.

                 5.11 Obligations.  Except as provided by the contracts,
            leases and other documents described in the Disclosure Schedule Exhibit 5.11 or in other Exhibits hereto, CSI is not a party to or bound by any written or oral (a) contract or commitment not made in the ordinary course of business,
            (b) lease of real property or personal property or fixtures, as lessee, (c) promissory note, loan agreement, guaranty, mortgage, pledge, security agreement, or other credit agreement, indenture, instrument, agreement or arrangement providing for or relating to extensions of credit, (d) franchise, dealership, distributorship, or other like agreement, (e) contract, agreement or other arrangement or commitment involving a payment by, or other obligation of, CSI of more than $5,000.00, or (f) contract or commitment which cannot or in reasonable probability will not be performed or terminated without penalty within 90 days from the Effective Date. CSI is not in default, and is not aware of any event which with the giving of notice and/or passage of time would constitute a default by CSI, in any material respect, under any contract, lease or other document described in the Disclosure Schedule or other Exhibit.

                 5.12 Labor.  Except as specifically described in the
            Disclosure Schedule Exhibit 5.12, CSI is not a party to any oral or written: (a) employment contract which is not immediately terminable at will by the employer without contractual penalty; (b) non-qualified retirement or profit-sharing, bonus or stock option plan, group insurance contract for, or agreement with, its employees or any of them; (c) collective bargaining or other labor union contract, vacation pay or severance pay or other so-called fringe benefit agreement or arrangement; or (d) agreement with any present or former officer, director or shareholder of CSI. Furthermore, except as described in the Disclosure Schedule Exhibit 5.12, there are no material labor controversies, work stoppages, slow-downs or other significant labor troubles whatsoever pending, or to the knowledge of the CSI Shareholders threatened or proposed, against or affecting CSI, nor has CSI been charged with any unresolved unfair labor practice, nor does any CSI Shareholder have knowledge of any present union organizing activity among any employees of CSI; CSI has complied in all material respects with all laws and regulations relating to the employment of labor, including without limitation any provisions thereof relating to wages, hours, or collective bargaining, or any regulations of the Occupational Safety and Health Administration, the Environmental Protection Agency, the Equal Employment Opportunity Commission, other civil rights commissions, and similar agencies, and including the payment of social security, withholding taxes, income taxes, disability, worker's compensation, unemployment and similar taxes, and it is not liable for any arrears in wages or any taxes or penalties for failure to comply with any of the foregoing. To the extent of any claim pending at the time of Closing with respect to any of the foregoing, CSI Shareholders shall indemnify and hold CSI harmless from and against any and all liabilities arising
            out of such claim.   The Disclosure Schedule, Exhibit
            "5.12" sets forth the names of any former employees of CSI that are exercising any rights under COBRA.

                 5.13 Retirement Plans.  Except as specifically
            described in the Disclosure Schedule Exhibit 5.13, CSI does not maintain any qualified Retirement Plans, within the meaning of Code Section 401(a). CSI has not incurred or accumulated any funding deficiency within the meaning of the Employees' Retirement Income Security Act of 1974 as amended (ERISA) or incurred any liability to Pension Benefit Guarantee Corporation in connection with any employee benefit plan established or maintained by CSI and no reportable event or prohibited transaction, as defined in ERISA, has occurred with respect to any plans of CSI. CSI is not a party to nor has ever been a party to any multiple employer pension plan and never incurred any withdrawal liability incident thereto.

                      5.13.1 To the best of CSI and CSI Shareholders' knowledge, all of the qualified Retirement Plans of CSI have been operated and administered in full compliance with applicable requirements of all laws, rules and regulations governing plans of this type (including, without limitation, applicable provisions of ERISA, pertaining to reporting and disclosure requirements, fiduciary responsibility and claims procedures; the Code, pertaining to disclosure and funding requirements); and CSI has filed all returns and reports as required incident thereto.

                      5.13.2 Except as disclosed on the Disclosure Schedule Exhibit 5.13, CSI is not and has never been a member of any controlled group of corporations (as defined in Code Section 414(b)), any group of trade or business (whether or not incorporated) which are under common control (as defined in Code Section 414(c)) or any affiliated service group (as defined in Code Section 414(m)) which include in such group a corporation or trade or business other than CSI and, as a result, CSI has no liability which could arise by reason of the operation of, termination of or withdrawal from any employee pension benefit plan in which any other employer has participated.

                 5.14 Welfare Plans.

                      5.14.1 Welfare Plans Described. The employees welfare benefit plans described in the Disclosure Schedule
            Exhibit 5.14 are the only employee welfare benefit plans (within the meaning of Section 3(a) of ERISA), which are maintained by CSI for the benefit of eligible employees of CSI (hereinafter collectively referred to as "Welfare Plans"), and no oral or written promises have been made to any employees or former employees of CSI as to the current or future benefits thereunder other than as set forth in the summary plan booklet describing such plan.
                      5.14.2 Operation. Each of the Welfare Plans has been operated and administered in full compliance with applicable requirements of all laws, rules and regulations governing plans of its type (including, without limitation, applicable provisions of: Title I of ERISA, pertaining to reporting and disclosure requirements, fiduciary responsibility and claims procedures; the Code, pertaining to disclosure and funding requirements; the Pregnancy Discrimination Act of 1978; the Age Discrimination in Employment Act, as amended; and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, pertaining to continuation of health plan coverage).

                      5.14.3 Funding. Each of the Welfare Plans is adequately funded through insurance or otherwise, using reasonable actuarial assumptions, to provide the benefits contemplated thereunder.

                      5.14.4 Liens. No lien has attached and no person has threatened to attach a lien on any assets of any of the Welfare Plans or on any property of CSI as a result of any failure to comply with any of the provisions of any of the Welfare Plans or with any laws, rules or regulations to which any of such Welfare Plans is subject, and CSI has no knowledge that any such lien is likely to attach.

                      5.14.5 Claims. Except as otherwise set forth in the Disclosure Schedule Exhibit 5.14, no litigation is pending or, to the best of CSI and CSI Shareholder's knowledge, has been threatened against CSI, any of the Welfare Plans, and/or any fiduciary of such Welfare Plans claiming either violations of any laws, rules or regulations, governing any of the Welfare Plans and/or violations of any provision of the Welfare Plans, and CSI Shareholders have no knowledge of any claims or potential claims concerning any such violations.

                 5.15 Plans Reimbursements.  CSI Shareholders shall
            reimburse Subsidiary for that portion of CSI's contribution and/or funding obligation and/or premium costs under the Welfare Plans which is attributable to any period up to the Closing which was due and payable but remained unpaid at the Closing.

                 5.16 Burdensome Obligations.  Except for agreements
            described in the Disclosure Schedule Exhibit 5.16, CSI is not a party to any so-called "requirements" or similar type of contract limiting its freedom or latitude in the purchase of its inventory, equipment or other items. CSI is not subject to or bound by any contract or other obligation whatsoever outside of the ordinary course of business which materially adversely affects its business, properties or prospects, except as expressly disclosed in this Agreement.

                 5.17 Lawful Operations.  To the best of CSI
            Shareholder's knowledge: (a) the businesses conducted and properties owned or leased by CSI conform in all material respects with all applicable ordinances, regulations and other laws; and (b) any licenses, franchises, certificates and other permits required for the conduct of such businesses and holding of such properties have been procured and are in good standing and will not be adversely affected by the consummation of the transactions hereunder in accordance with the provisions hereof.

                 5.18 Legal Proceedings; Claims.  Except as set forth in
            the Disclosure Schedule Exhibit 5.18, there are no decrees or order of any regulatory agency, court or public authority affecting the operations of CSI, and CSI is not a party to any litigation or other judicial or administrative proceedings. Neither CSI nor any CSI Shareholder is a party to any litigation or other judicial, administrative or other proceeding pending or known by CSI Shareholders to be threatened which would affect CSI's or CSI Shareholders' ability to perform this Agreement or would materially adversely affect the assets or operations of CSI; and, to the best of CSI and CSI Shareholders' knowledge there are no claims in existence or threatened against CSI or any of its properties which may result in litigation. There are no known existing violations of any Federal, State, local or foreign laws or regulations which might materially adversely affect the properties, assets, business, financial condition or corporate status of CSI; and CSI is not in default with respect to any order or decree of any court or administrative regulatory agency.

                 5.19 Environmental Matters.

                      5.19.1 To the best of CSI and CSI Shareholders' knowledge, the real estate located at 810 Dutch Square Blvd., which CSI leases from Dr. Peter Schmalisch ("Real Estate"), has not been used or operated by CSI in any fashion involving producing, handling, and disposing of chemicals, toxic substances, weights and effluent materials, x-rays or other materials or devices in material violation of any laws, rules, regulations or orders, and to the best of CSI and CSI Shareholders' knowledge, CSI's occupancy and use of the Real Estate is in material compliance with applicable laws, regulations, ordinances, decrees and orders arising under or relating to health, safety, environmental laws and regulations, including without limitation the Federal Occupation & Safety Health Act, 29 U.S.C. 651, et seq., Federal Resource Conservation and Recovery Act (RCRA), 42 U.S.C. Section 6901, et seq., Federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. The Federal Clean Air Act, 42 U.S.C. 2401, et seq., The Federal Clean Water Act, 33 U.S.C.
            1251, et seq., and all state and local laws that correspond therewith or supplement such laws.

                      5.19.2 To the best of CSI and CSI Shareholders' knowledge, there have been no complaints, citations, claims, notices, information requests, orders (including but not limited to clean up orders) or directives on environmental grounds made or delivered to, pending or served on, or anticipated by CSI or its agents, or of which CSI or its agents, are aware or should be aware (i) issued by a governmental department or agency having jurisdiction over any of the assets of CSI, real or personal, owned or leased, and affecting CSI's assets, business, operations, equipment, property, leaseholds, other facilities, or any part thereof, including but not limited to clean up orders, or (ii) issued or claimed by any persons, agencies, or organizations and affecting CSI's assets, business, operations, equipment, property, leaseholds, or other facilities or any part thereof.

                      5.19.3 To the best of CSI and CSI Shareholders' knowledge, there have not been, are not now and as of the Closing Date, there will be no solid waste, hazardous waste, hazardous substances, toxic substances, toxic chemicals, pollutants or contaminants, underground storage tanks, purposeful dumps, or accidental spills in, on or about any of the assets of CSI, real or personal, owned or leased, or stored on any real property owned or leased by CSI or by CSI's lessees, licensees, or invitees at the Real Estate.

                      5.19.4    To the best of CSI's and CSI
            Shareholder's knowledge, there have been no material or reportable emissions, spills, seepage, damages, releases, or discharges into or upon the air, soils or improvements located at the Real Estate, surface water or ground water, or any sewer or septic system servicing CSI's assets, of any toxic or hazardous substances, pollutants, contaminants, solid waste or hazardous waste.

                      5.19.5 To the best of CSI and CSI Shareholders' knowledge, CSI has obtained and will maintain all necessary approvals, permits, licenses, certificates, or satisfactory clearances for use of its assets from all governmental authorities, utility companies, or development-related entities, with respect to CSI's use of its assets and CSI's discharge of any chemicals, liquids and emissions, into the atmosphere, ground water or surface water, including but not limited to sewers or septic systems, from CSI's operations.

                      5.19.6 To the best of CSI and CSI Shareholders' knowledge, CSI and its business, operations, assets, equipment, property, leaseholds or other facilities are in compliance in all material respects with all applicable federal, state, and local statutes, laws, regulations and ordinances.

                      5.19.7 To the best of CSI and CSI Shareholders' knowledge, no asbestos or asbestos containing materials are installed, used or incorporated into CSI's property, and no asbestos or asbestos containing materials have been disposed of on CSI's property.

                      5.19.8 To the best of CSI and CSI Shareholders' knowledge, no polychlorinated biphenyls (PCBs) are located on or in CSI's property in the form of electrical transformers, fluorescent light fixtures with ballasts, cooling oils, or in any other device or form.

                 5.20 Insurance.  CSI maintains policies of fire,
            extended coverage, liability and other forms of insurance covering its business, properties and assets in amounts and against such losses and risks as are generally maintained for comparable businesses and properties, and valid policies for such insurance will be outstanding and duly in force through and on the Effective Date. Set forth in the Disclosure Schedule is a complete list of all insurance policies owned by CSI, indicating risks insured against, carrier, policy number, amount of coverage, premiums and expiration dates.

                 5.21 Books and Records.  The books of account of CSI
            substantially reflect all its known material items of income and expense and all its known material assets, liabilities and accruals. The corporate minute books of CSI are substantially complete as to the records of substantially all substantial proceedings of incorporators, shareholders and directors, and there are no substantial and material minutes or records of the proceedings of any of said person not included therein. The share ledgers and share certificate books contain a complete and accurate record of all issuances and transfers of shares in CSI.

                 5.22 Certain Debts and Interests.  Except as set forth
            in the Closing Balance Sheet, there are no debts of CSI owed to CSI Shareholders or to any officer or director of CSI, or any family member of the foregoing, or to any corporation, form or other entity owned or controlled by the foregoing; and none of such persons is indebted to CSI. CSI Shareholders do not directly or indirectly own any interest in any corporation, firm or enterprise engaged in a business competitive with CSI, except (i) CSI Shares or (ii) any passive investment by CSI Shareholders in the stock of any publicly held corporation which is not in excess of five percent of the issued and outstanding capital stock of such corporation.

                 5.23 Officers and Directors; Certain Payments.  Exhibit
            "G" is a true and complete list showing (a) the names of all officers and directors of CSI and the directorships and officerships in CSI held by each; (b) the names and address of each financial institution in which CSI has an account, safe deposit box or investment account, the names of all persons authorized to draw thereon or to have access thereto, and the nature of such authorization; and (c) the names of all persons holding tax or other powers of attorney from CSI and a summary statement of the terms thereof.

                 5.24 Commissions or Brokers Fees.  Neither CSI nor any
            CSI Shareholder has incurred any liability to any person for investment advisory fees, finder's fees or brokerage commissions with respect to the transactions contemplated by this Agreement, which liability may be asserted against CSI, Subsidiary or any affiliate of Subsidiary.

                 5.25 Assets Necessary to the Business.  CSI owns all
            assets and properties (tangible and intangible) materially necessary to carry on its business and operations as presently conducted and as shown on the Year-End and Interim Financials. Such assets and properties are all of the assets and properties reasonably necessary to carry on the business and operations of CSI as presently conducted and none of the CSI Shareholders (other than through their ownership of stock in CSI) nor any member of their respective families owns or leases or has any interest in any assets or properties presently being used to carry on the business or operations of CSI.

                 5.26 Illegal Payments.  Neither CSI nor, to the
            knowledge of any CSI Shareholder, any of its officers, directors, employees or agents has made or authorized any payment of funds of CSI prohibited by law and no funds of CSI have been set aside to be used for any payment prohibited by law.

                 5.27 Customers.   The Disclosure Schedule includes a
            correct list of the fifteen (15) largest customers for CSI for each of the past two (2) fiscal years and the amount of business done by CSI with each such customer for each year. CSI and the CSI Shareholders have no knowledge or information, and are aware of no facts indicating that any of the customers will or intend to (a) cease doing business with CSI; or (b) materially alter the amount of business they are presently doing with CSI; or (c) not do business with Subsidiary after the Effective Date.

                 5.28 Suppliers.   The Disclosure Schedule sets forth
            the names of and description of contractual arrangements (whether or not binding or in writing) with the fifteen (15) largest suppliers of CSI and any sole suppliers of significant goods or services (other than electricity, gas, telephone or water) to CSI with respect to which practical alternative sources of supply are not readily available on comparable terms and conditions. CSI and each CSI Shareholder have no knowledge or information, or are aware of no facts indicating that any of the suppliers of CSI will or intend to (a) cease doing business with CSI; or (b) materially alter the amount of business they are presently doing with CSI; or (c) not do business with Subsidiary after the Effective Date.

                 5.29 Product Liability.   There are no product
            liability claims against CSI, either potential or existing, which are not covered by product liability insurance coverage with a responsible company.

                 5.30 Transactions with Affiliates.   Except as
            disclosed on Disclosure Schedule Exhibit 5.30, there is no lease, sublease, contract, agreement or other arrangement of any kind whatsoever entered into by CSI with any CSI Shareholder or with any affiliate (as such term is defined in the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended) of any CSI Shareholder, except such of the foregoing which may be terminated at Closing by Subsidiary without further liability. As of the Closing, all indebtedness owed by any CSI Shareholder to CSI shall be repaid.

                 5.31 Disclosure.   None of the representations or
            warranties made by CSI and CSI Shareholders herein, or made in any certificate furnished or to be furnished by them, pursuant to the requirements of this Agreement, including any disclosures made in the Disclosure Schedule, contains or will contain any untrue statement of material fact or omits or will omit any material fact, an omission of which would, in light of the circumstances in which it was made, be misleading. The CSI Shareholders have no knowledge of any factors materially and adversely affecting the future prospect of CSI's business which has not been disclosed in this Agreement and the Disclosure Schedule.

                 SECTION 6.   REPRESENTATIONS OF SUBSIDIARY

                 Subsidiary and Pomeroy, joint and severally, represent,
            warrant and covenant to CSI Shareholders that the following statements are true and correct as of the date hereof and shall remain true and correct as of the Effective Date as if made again at and as of that time:

                 6.1 Organization. Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina and has all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and it is duly licensed, authorized and qualified to do business and in good standing in all jurisdictions in which the nature and conduct of its present business operation requires qualification and in which the failure to be so qualified, if required, would have a material adverse affect on the business operations and financial condition of Subsidiary taken as a whole or the ownership or leasing of its property require it to be so licensed, authorized or qualified.

                 6.2 Authority. Subsidiary has full power and authority to enter into this Agreement, the Plan of Merger and the Employment Agreements. The execution, delivery and performance of this Agreement, the Plan of Merger and the Employment Agreements, and the consummation of the transactions contemplated therein, have been duly authorized by all requisite corporate actions and constitute the valid and binding obligation of Subsidiary enforceable in accordance with their respective terms. All other agreements, instruments and documents to be executed and delivered by or on behalf of Subsidiary in connection herewith will, when executed and delivered, constitute the valid and binding obligation of Subsidiary enforceable in accordance with their respective terms. Except for required approval or consent of Pomeroy's primary lender, Star Bank, National Association, which consent shall be procured prior to Closing, no authorization, approval, consent or order of, or registration, declaration or filing with, any court, governmental body or agency or other public or private body, entity or person, is required in connection with the execution, delivery or performance of this Agreement or any other agreement, instrument or document to be delivered by or on behalf of Subsidiary in connection herewith.

                 6.3 No Default. Subject to obtaining the required consent and/or approval as described in Section 6.2, neither the execution or delivery nor performance of this Agreement or of any other agreements, instruments or documents to be delivered by or on behalf of Subsidiary in connection herewith does or will: (a) conflict with, violate or result in any breach of the Articles of Incorporation or By-laws of Subsidiary, or any judgment, decree, order, statute, rule or regulation applicable to Subsidiary; or (b) conflict with, violate or result in any breach of any agreement or instrument to which Subsidiary is a party or by which Subsidiary is bound, or constitute a default thereunder or give rise to a right of acceleration of an obligation of Subsidiary.

                 6.4 Commissions or Brokers Fees. Subsidiary has not employed any broker, agent or finder or incurred any liability for any brokerage fees, agent's commissions or finder's fees in connection with the transactions hereby.

                 6.5  Single Purpose Subsidiary.   Prior to the
            Effective Date, Subsidiary will have engaged only in the transactions contemplated by this Agreement, will have no material liabilities (other than its guaranty of Pomeroy's credit facility to Star Bank, National Association) and will have incurred no obligations except in connection with its performance under the transactions provided in this Agreement.

                 6.6 Purchase for Investment. The CSI Common Stock to be acquired by the Subsidiary for purposes of SEC Rule 145 and cancelled pursuant to the Merger will be acquired for the Subsidiary's own account for investment purposes only and without any present intention to resell, transfer, or otherwise dispose of the shares. Subsidiary does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person, or to any third persons, with respect to any of the shares to be acquired and cancelled hereunder. Subsidiary understands that the CSI Common Stock is not registered under the 1933 Securities Act or any applicable state securities laws and that any sale, transfer or other disposition of the shares must be made only pursuant to any effective registration under applicable federal and state securities laws or an available exemption therefrom. Subsidiary and Pomeroy, collectively, have assets valued at more than $5,000,000; together with their Affiliates, have a combined net worth in excess of $5,000,000; and through their officers, directors and professional advisors have such knowledge and experience in financial, business, and investment matters that they are capable of evaluating the risks and merits of acquiring the CSI Common Stock and investing in CSI. Subsidiary and Pomeroy and their representatives have examined books, records, and documents furnished or made available to them by CSI and have been given the opportunity to ask such questions or, and receive answers from, the CSI Shareholders and the officers of CSI as Subsidiary has determined are relevant to the decision to acquire and cancel the CSI Common Stock and invest in CSI pursuant to the merger. No compensation or consideration to be paid by Subsidiary to the CSI Shareholders, CSI or their Affiliates, or any other person shall, as among the parties hereto, constitute a commission or other remuneration in connection with procuring the sale or purchase of the CSI Common Stock or the soliciting of any prospective buyer or seller for such shares. The CSI Common Stock to be acquired and cancelled hereunder was not offered to Subsidiary and Pomeroy by, and Subsidiary and Pomeroy are not otherwise aware of, any general advertising or general solicitation in connection with the sale of the CSI Common Stock or the business which is the subject hereof.

                 SECTION 7.     REPRESENTATIONS BY POMEROY

                 7.1 Pomeroy hereby represents and warrants to the CSI Shareholders that the following statements are true and correct as of the date hereof and shall remain true and correct as of the Effective Date as if made again at and as of that time:

                      (a) Pomeroy is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as is now being conducted. Complete and corrected copies of Pomeroy's Certificate of Corporation and By-Laws, as amended, to date hereof, have been delivered to CSI Shareholders.

                      (b) Pomeroy's authorized capital stock consists of Fifteen Million (15,000,000) shares of common stock, par value .01, of which Eleven Million Three Hundred Thirty-Seven Thousand Two Hundred Seventy-Eight (11,337,278 including 20,900 shares of Treasury Stock) shares of common stock were issued and outstanding on October 14, 1997, and Two Million (2,000,000) shares of preferred stock, none of which were issued and outstanding on October 14, 1997. A sufficient number of shares of Pomeroy Stock has been reserved with Pomeroy's transfer agent to effectuate this merger. Upon the determination of any adjustments to this Agreement, if any, that will require the issuance of additional Pomeroy Stock, Pomeroy agrees to reserve with its transfer agent at such time sufficient shares to implement such adjustments.

                 7.2  Corporate Authority.   This Agreement has been
            approved by the Board of Directors of Pomeroy. The execution, delivery and performance of this Agreement by Pomeroy and the consummation of the transaction contemplated herein, have been duly authorized by all requisite corporate action and constitute the valid and binding obligation of Pomeroy enforceable in accordance with its respective terms. Neither the execution or delivery of this Agreement, nor performance hereunder, will conflict with, result in the breach of the terms, conditions, or provisions of, or constitute a default under the Certificate of Corporation or By-laws of Pomeroy or any agreement or instrument to which Pomeroy is a party or by which it is bound, except for the consent of Pomeroy's lender, Star Bank, National Association, which shall be procured prior to the Effective Date.

                 7.3  Financial Matters.   Pomeroy has furnished the CSI
            Shareholders with its audited consolidated Financial Statements as of January 5, 1997 and January 5, 1996. In addition, Pomeroy has provided the CSI Shareholders with its Form 10Q filing for the period ending July 5, 1997. Since July 5, 1997, there have been no materially adverse changes in the results of operations or financial condition of Pomeroy, nor are there any demands, commitments, events of uncertainty known to Pomeroy which could affect Pomeroy's liquidity, capital resources, or results of operation as of the date hereof, or as of the Effective Date (other than those previously disclosed by Pomeroy in its periodic reports filed with the Securities and Exchange Commission) that would require management's discussion and analysis of financial conditions and results of operations ("MD&A") prepared in accordance with Item 303 of Regulation S-K promulgated by the Securities and Exchange Commission ("SEC") if such MD&A were required to be updated through the date hereof and through the Effective Date. Until such time as the CSI Shareholders shall have sold all the Pomeroy Stock received by them incident to this Agreement, Pomeroy shall use its best efforts to timely and lawfully make all periodic filings and disclosures as are required for purposes of SEC Rule 144(c).

                 7.4 Pomeroy will vote all of the outstanding shares of Subsidiary in favor of the merger of CSI into the Subsidiary prior to the Effective Date.

                 7.5 Pomeroy will provide Subsidiary with the requisite cash and the requisite Pomeroy Stock to effectuate the terms of this Agreement set forth in Section 2.

                 SECTION 8.   RELEASE BY CSI Shareholders

                 8.1 Each CSI Shareholder as of the Effective Date shall release and discharge CSI from all actions, claims or demands of every kind and nature which any of the CSI Shareholders have or may have against CSI, whether based upon contract or otherwise, arising before such date. Nothing contained herein shall constitute a release of any rights of the CSI Shareholders arising under this Agreement, with respect to any claims under any medical or dental plan(s) currently maintained by CSI, with respect to any of the CSI Shareholder's interests in any Retirement Plans maintained by CSI, or with respect to anything which may occur after the Effective Date.

                 SECTION 9.   INTERIM OPERATIONS

                 9.1 From the date hereof until the Effective Date, CSI will operate substantially as presently operated in the ordinary course of business as is consistent with such operation, will use its best efforts to preserve intact for the benefit of Subsidiary the present business organization of CSI and the relationships and good will of suppliers, customers and others having business relationships with CSI. Without limiting the generality of the foregoing, CSI will not, other than in the ordinary course of business, take any of the actions contemplated by or which would give rise to the result contemplated by Section 5.7(d) hereof, as set forth in such Section.

                 9.2  Access to Information.   From the date hereof
            until the Effective Date, CSI shall make available or cause to be made available to the accountants, attorneys or other representatives of Subsidiary, for examination during normal business hours, upon reasonable request, all properties, assets, books of accounts, title papers, insurance policies, contracts, leases, commitments, records and other documents of every character relating to CSI.

                 9.3 Notice by Subsidiary. Subsidiary agrees that should its executive officers acquire knowledge prior to Closing, as a result of their investigation of CSI pursuant to this Agreement or otherwise, of any breach of the representations and warranties contained in Section 5 above, Subsidiary will notify the CSI Shareholders of such breach in writing prior to Closing; provided such notice shall not constitute a waiver of any rights that Subsidiary and/or Pomeroy might have under this Agreement and the CSI Shareholders shall have the opportunity to cure such breach prior to Closing.

                 SECTION 10.   SURVIVAL OF AND RELIANCE UPON
            REPRESENTATIONS,
                 WARRANTIES AND AGREEMENTS; INDEMNIFICATION

                 10.1 Survival of Representations and Warranties.  The
            parties acknowledge and agree that all the representations, covenants, warranties and agreements contained in this Agreement or in any agreement, instrument, exhibit, certificate, schedule or other document delivered in connection herewith, shall survive the Closing and shall be binding upon the party giving such representation, covenant, warranty or agreement and shall be fully enforceable to the extent provided for in Sections 10.4 and 10.5 hereof, at law or in equity, for the period beginning on the date of Closing and ending two (2) years thereafter, except for the representations, warranties and agreements designated and identified in Section 5.9 which shall be fully enforceable to the extent provided in Sections 10.4 and 10.5 hereof at law or in equity for the period beginning on the date of Closing and ending three (3) years thereafter and except for the representations, warranties, and agreements designated and identified in Sections 5.1, 5.2, 5.3, the first sentence of 5.5, the first sentence of 5.8, 6.1, the first two sentences of 6.2, 7.1, the first two sentences of 7.2, and the last sentence of 7.3 which shall survive the Closing and shall terminate in accordance with the statutes of limitation governing written contracts and Exhibits "D," "D-1," "D-2," "E," "E-1," "E-2," "E-3," "E-4," and "E-5"
            which shall terminate as provided therein.

                 10.2 Reliance Upon and Enforcement of Representations,
            Warranties and Agreements of CSI Shareholders and CSI. Each CSI Shareholder and CSI hereby agrees that, notwithstanding any right of Subsidiary to fully investigate the affairs of CSI, and notwithstanding knowledge of facts determined or determinable by Subsidiary pursuant to such investigation or right of investigation, Subsidiary has the right to rely fully upon the representations, covenants, warranties and agreements of CSI and each CSI Shareholder contained in this Agreement and upon the accuracy of any document, certificate or exhibit given or delivered to Subsidiary pursuant to the provisions of this Agreement.

                 10.3 Reliance Upon and Enforcement of Representations,
            Warranties and Agreements of Subsidiary and/or Pomeroy. Subsidiary and/or Pomeroy hereby agrees that, notwithstanding any right of CSI Shareholders to fully investigate the affairs of the Subsidiary and/or Pomeroy, and notwithstanding knowledge of facts determined or determinable by CSI Shareholders pursuant to such investigation or right of investigation, CSI Shareholders have the right to rely fully upon the representations, covenants, warranties and agreements of Subsidiary and/or Pomeroy contained in this Agreement and upon the accuracy of any document, certificate or exhibit given or delivered to CSI Shareholders pursuant to the provisions of this Agreement.

                 10.4 Indemnification by CSI Shareholders.  Each CSI
            Shareholder (jointly and severally) shall indemnify
            Subsidiary against and hold it harmless from:

                      (i)  any and all loss, damage, liability or
            deficiency resulting from or arising out of any inaccuracy in or breach of any representation, warranty, covenant or obligation made or incurred by CSI or any CSI Shareholder herein or in any other agreement, instrument or document delivered by CSI and any CSI Shareholder pursuant to the terms of this Agreement; and

                      (ii) any and all reasonable costs and expenses
            (including reasonable legal and accounting fees) related to any of the foregoing, subject to the provisions of Section 10.6.

                 10.5 A.   Indemnification by Subsidiary.  Subsidiary
            agrees to defend, indemnify and hold harmless the CSI Shareholders from, against and in respect of (a) any and all liabilities, losses, damages, deficiencies or expenses resulting from or arising out of an inaccuracy in or other breach of any representation, warranty, covenant, or obligation made or incurred by Subsidiary herein or in any other agreement, instrument or document delivered by Subsidiary pursuant to the terms of this Agreement, and (b) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, related to any of the foregoing. The CSI Shareholders are not required to commence litigation or take any other action against any third party prior to making a claim against Subsidiary hereunder.

                      B.   Indemnification by Pomeroy.   Pomeroy agrees
            to defend, indemnify and hold harmless the CSI Shareholders from, against and in respect of (a) any and all liabilities, losses, damages, deficiencies or expenses resulting from any misrepresentation or breach of warranty or non-fulfillment of any agreement by Pomeroy in connection herewith or inaccuracy in or other breach of any representation, warranty, covenant or obligation made or incurred by Subsidiary and Pomeroy pursuant to Sections 2.3, 6, 7,
            12.02 and 12.15 of this Agreement (including without limitation the attached exhibits, schedules and documents to which Pomeroy is a party) or as provided herein, unless waived in writing by CSI Shareholders, and (b) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, related to any of the foregoing. The CSI Shareholders are not required to commence litigation or take any other action against any third party prior to making a claim against Pomeroy hereunder.

                 10.6      Notification of and Participation in Claims.

                      (a) No claim for indemnification shall arise until notice thereof is given to the party from whom indemnity is sought. Such notice shall be sent within ten
            (10) days after the party to be indemnified has received notification of such claim, but failure to notify the indemnifying party shall in no event prejudice the right of the party to be indemnified under this Agreement, unless the indemnifying party shall be prejudiced by such failure and then only to the extent of such prejudice. In the event that any legal proceeding shall be instituted or any claim or demand is asserted by any third party in respect of which CSI Shareholders on the one hand, or Subsidiary or Pomeroy, as applicable, on the other hand, may have an obligation to indemnify the other, the party asserting such right to indemnity (the "Party to be Indemnified") shall give or cause to be given to the party from whom indemnity is sought (the "Indemnifying Party") written notice thereof and the Indemnifying Party shall have the right, at its option and expense, to participate in the defense of such proceeding, claim or demand, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the Party to be Indemnified, unless the Indemnifying Party irrevocably acknowledges in writing full and complete responsibility for and agrees to provide indemnification of the Party to be Indemnified, in which case such Indemnifying Party may assume such control through counsel of its choice and at its expense. In the event the Indemnifying Party assumes control of the defense, the Indemnifying Party shall not be responsible for the legal costs and expenses of the

            Party to be Indemnified in the event the Party to be Indemnified decides to join in such defense. The parties hereto agree to cooperate fully with each other in connection with the mitigation, defense, negotiation or settlement of any such third party legal proceeding, claim or demand.

                      (b) If the Party to be Indemnified is also the party controlling the defense, negotiation or settlement of any matter, and if the Party to be Indemnified determines to compromise the matter, the Party to be Indemnified shall immediately advise the Indemnifying Party of the terms and conditions of the proposed settlement. If the Indemnifying Party agrees to accept such proposal, the Party to be Indemnified shall proceed to conclude the settlement of the matter, and the Indemnifying Party shall immediately indemnify the Party to be Indemnified pursuant to the terms of Sections 10.4 and 10.5 hereunder, subject to the limitations set forth elsewhere in this Section 10. If the Indemnifying Party does not agree within fourteen (14) days to accept the settlement (said 14-day period to begin on the first business day following the date such party receives a complete copy of the settlement proposal), the Indemnifying Party shall immediately assume control of the defense, negotiation or settlement thereof, at that Indemnifying Party's expense. Thereafter, the Party to be Indemnified shall be indemnified in the entirety for any liability arising out of the ultimate defenses, negotiation or settlement of such matter.

                      (c)  If the Indemnifying Party is the party
            controlling the defense, negotiation or settlement of any matter, and the Indemnifying Party determines to compromise the matter, the Indemnifying Party shall immediately advise the Party to be Indemnified of the terms and conditions of the proposed settlement and irrevocably acknowledge in writing full and complete responsibility for, and agree to provide, indemnification of the Party to be Indemnified. If the Party to be Indemnified agrees to accept such proposal, the Indemnifying Party shall proceed to conclude the settlement of the matter and immediately indemnify the Party to be Indemnified pursuant to the terms of Sections 10.4 or
            10.5 hereunder. If the Party to be Indemnified does not agree within fourteen (14) days to accept the settlement (said 14-day period to begin on the first business day following the date such party receives a complete copy of the settlement proposal), the Party to be Indemnified shall immediately assume control of the defense, negotiation or settlement thereof, at the Party to be Indemnified's expense. If the final amount paid to resolve the claim is less than the amount of the original proposed settlement made by the Indemnifying Party, then the Party to be Indemnified shall receive such indemnification pursuant to Sections 10.4 or 10.5 hereof, including any and all expenses incurred by the Party to be Indemnified incurred in connection with the defense, negotiation or settlement of such matter. If the amount finally paid to resolve the claim is equal to or greater than the amount of the original proposed settlement proposed by the Indemnifying Party, then the Indemnifying Party shall provide indemnification pursuant to Sections 10.4 and 10.5 for the amount of the original settlement proposal submitted by the Indemnifying Party, and the Party to be Indemnified shall be responsible for all amounts in excess of the original settlement proposal submitted by the Indemnifying Party and all costs and expenses incurred by the Party to be Indemnified in connection with such defense, negotiation or settlement.

                 10.7 Provisions of General Application.  With respect
            to any right of indemnification arising under this Agreement, the following provisions shall apply:

                      (a) Procedures. The Party to be Indemnified and the Indemnifying Party agree to cooperate in the defense of any third party claim or action subject to this Section 10, to permit the cooperation and participation of the other parties in any such claim or action, and to promptly notify the other parties of the occurrence of any indemnified event or any material developments or amounts due respecting any indemnification event.

                      (b)  No Implications.   Neither the rights of any
            party to indemnification from another party nor the obligations of any party to indemnify another party, under this Agreement, shall in any way imply or create, and each party specifically disclaims, any responsibility whatsoever by such party for any other party's liabilities to any other person or entity or governmental body.

                      (c)  Insurance.   Prior to enforcing any claim for
            indemnification against the indemnifying parties under this Agreement, the indemnified parties shall administratively file in good faith with any insurers all forms and submissions required by applicable policies for the proceeds of other benefits of insurance coverage, if any, applicable to the claim or event from which such indemnification right arose. In the event that insurance proceeds are paid to the Party to be Indemnified respecting an event to which an indemnification right applies hereunder, such indemnification right shall apply only to the extent that the amount of damages indemnified against exceeds such insurance proceeds actually paid to the Party to be Indemnified; provided however, that: (a) such insurance proceeds shall not affect or be applied towards the maximum liability established in Section 10.8 and (b) collection by judicial or legal process of such insurance proceeds shall not be a condition precedent to asserting or collecting such indemnification claims under this Agreement. If the

            Indemnifying Party incurs indemnity costs or pays indemnity damages under this Agreement, and the Party to be Indemnified subsequently receives insurance proceeds for the same claim or event, then the Party to be Indemnified shall refund such indemnity costs or damage payments to the Indemnifying Party from such insurance proceeds to the extent that the Party to be Indemnified has received benefits from both sources (i.e., payments of indemnify damages from the Indemnifying Party and such insurance proceeds) in excess of the amount of indemnity damages incurred by or asserted against the Party to be Indemnified.

                 (d)  Mitigation.    The Party to be Indemnified shall
            use its good faith efforts to mitigate any claim or loss by any third party hereunder and the Indemnifying Party shall be entitled to participate in and coordinate with the Party to be Indemnified such mitigation.

                 10.8 A.   Limitations.   Notwithstanding anything
            herein to the contrary, no claims for indemnification shall be made by Subsidiary and/or Pomeroy against the CSI Shareholders until such time as all claims hereunder, net of income tax benefit realized and/or realizable by CSI/Subsidiary and/or Pomeroy total more than Twenty Thousand Dollars ($20,000.00) in the aggregate and then indemnification shall be made only to the extent that such claim or claims exceed Twenty Thousand Dollars ($20,000.00) in the aggregate. In addition, notwithstanding anything contained herein to the contrary, the maximum aggregate liability that the CSI Shareholders may be collectively required to pay Subsidiary or Pomeroy under this Section 10, or as a result of any other provision of this Agreement as a result of any and all breaches, if any, of representations or warranties hereunder, or as a result of any and all defaults of any covenants hereunder, shall be limited to an amount equal to the total consideration paid hereunder, One Million Four Hundred Thousand Dollars ($1,400,000.00), as may be adjusted upward or downward pursuant to the provisions of Sections 2.2(c) and 2.3 of this Agreement. In addition, the maximum liability that any CSI Shareholder may be individually required to pay Subsidiary or Pomeroy under this Section 10 shall not exceed an amount equal to such CSI Shareholder's proportionate share of the total consideration paid hereunder, as may be adjusted as set forth above.

                      B. Notwithstanding anything to the contrary in this Agreement, the maximum aggregate amount that Subsidiary and Pomeroy may be collectively required to pay to the CSI Shareholders hereunder, or as a result of any other provision of this Agreement as a result of any and all breaches, if any, of representations or warranties hereunder, or as a result of any and all defaults of any covenants hereunder, shall be limited to an amount equal to the total consideration paid hereunder, One Million Four

            Hundred Thousand Dollars ($1,400,000.00), as may be adjusted upward or downward pursuant to the provisions of Sections 2.2(c) and 2.3 of this Agreement.

                 10.9 Assignment and Accounting for Benefits.    To the
            extent that the Indemnifying Party shall have actually paid indemnity damages to or on behalf of the Party to be Indemnified, the Party to be Indemnified shall make a non-exclusive assignment (to the extent permitted under applicable law) to the Indemnifying Party (as their interest may appear) of the remedies, rights and claims, if any, of the Party to be Indemnified against any and all third parties for the same liability, including, but not limited to, remedies, rights and claims against (i) liability insurers and other insurance companies, (ii) any other person which has indemnified the Party to be Indemnified for such liability, and (iii) account debtors for any account receivable for which the CSI Shareholders incur liability, if any, under Section 5.8.1. The parties shall cooperate reasonably in the pursuit of any such remedies, rights and claims.

                      For purposes of Section 10.8(a) ($20,000 basket
            amount) and/or for purposes of indemnification hereunder, the amount of any indemnification claim shall be reduced by the effect of any income tax benefit realized and/or realizable by CSI and/or Subsidiary/Pomeroy. For purposes hereof, a marginal rate of forty percent (40%) shall be utilized.

                 10.10     Exclusive Remedy.   Anything contained in
            this Agreement or the Related Agreements to the contrary notwithstanding, the indemnification rights set forth in this Section 10, all of which are subject to the terms, limitations, and restrictions of this Section 10, shall be the exclusive remedy after Closing against the CSI Shareholders and/or Subsidiary or Pomeroy for monetary damages sustained as a result of a breach of a representation, warranty, covenant, or agreement under this Agreement. Such limitations set forth in this Section 10 shall not impair the rights of any of the parties: (a) to seek non-monetary equitable relief, including (without limitation) specific performance or injunctive relief to redress any default or breach of this Agreement; or (b) to seek enforcement, collection, damages, or such non-monetary equitable relief to redress any subsequent default or breach of any employment agreement, non-competition agreement, transfer document, assumption, consent, or agreement to be delivered at Closing hereunder. In connection with the seeking of any non-monetary equitable relief, each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.

            Accordingly, each of the parties hereto agrees the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any competent court having jurisdiction over the parties.


                 10.11     Optional Method of Payment.   Any CSI
            Shareholder shall be entitled, at his option, to pay or reimburse the Party to be Indemnified for up to fifty percent (50%) of his portion of any indemnity claim by transferring to the Party to be Indemnified shares of Pomeroy Stock retained by such CSI Shareholder at the time (if any). For purposes of this option method of payment for an indemnify claim, the value of the shares of Pomeroy Stock shall be based on the average of the closing price of the Pomeroy Stock as reported on the NASDAQ Exchange for the twenty (20) trading days immediately preceding the third day before the date of transfer of such shares.

                 SECTION 11.   CLOSING

                 11.1 Closing Date and Effective Date,  Consummation of
            the transactions contemplated hereby (the "Closing") shall take place on October 17, 1997 at 5:00 p.m., at the offices of Lindhorst & Dreidame Co., L.P.A., 312 Walnut Street, Suite 2300, Cincinnati, Ohio or on such other Closing Date, at such other time and/or place as the parties may mutually
            agree upon.   The parties shall certify, execute and
            acknowledge the Plan of Merger to comply with applicable laws and filing requirements. The date of such certification, execution and acknowledgment shall be the Closing Date. On the Closing Date, an executed counterpart of the Articles of Merger and the Plan of Merger shall be filed with Secretary of State of South Carolina and the merger shall become effective upon the completion of such filing. The date of such filing shall be the Effective Date.

                 11.2 Conditions Precedent to Subsidiary's/Pomeroy's
            Obligations. The obligations of Subsidiary and/or Pomeroy to perform in accordance with this Agreement and to consummate the transactions herein contemplated are subject to the satisfaction of the following conditions at or before closing:

                      (a)  The CSI Shareholders and CSI shall have
            complied with and performed all the agreements and covenants hereunder required to be performed by them prior to or at the Closing;

                      (b) At the Closing Date, there shall be in effect no order or decree of any court or governmental body which

            (i) shall prohibit the merger, (ii) shall materially and adversely affect the right of Subsidiary to own the assets of CSI and to control the operations of CSI or (iii) prevent the Subsidiary from operating its acquired business in the normal course;

                      (c) CSI Shareholders shall have procured any required approval and/or consents.

                      (d) The assets of CSI taken as a whole shall not have been substantially damaged or destroyed if such damage or destruction is not adequately covered by insurance; CSI shall not have suffered any extraordinary losses.

                      (e) Since August 31, 1997, there has been no material adverse change in the operations of CSI.

                      (f) CSI Shareholders shall deliver to Subsidiary, at or before the Closing, the following documents, all of which shall be in form and substance reasonably acceptable to Subsidiary and its counsel:

                           (i) A certificate or certificates for all of CSI Shares. Such certificate(s) shall be in form for transfer, duly endorsed in blank by CSI Shareholders, or with appropriate duly executed stock transfer powers attached. Such shares shall be cancelled immediately upon the Effective Date;

                           (ii) Opinion letter of Nexsen Pruet Jacobs
            and Pollard, LLP, counsel for CSI and the CSI Shareholders, addressed to Subsidiary and dated the Closing Date, containing the opinions set forth on Exhibit "H";

                           (iii)     All minute books, stock
            certificates and transfer books, contracts, policies of insurance, tax returns, records of every kind and nature and all other documents and writings belonging or relating to CSI and its corporate organization, business and assets;

                           (iv) Certificates, dated as of the most
            recent practicable date, of the Secretary of State and Department of Revenue and Taxation of South Carolina as to the good standing of CSI;

                           (v)  The Disclosure Schedule;

                           (vi) Copies of the Articles of Incorporation
            and By Laws of CSI, certified as true and correct by CSI
            Shareholders;

                           (vii)     Such resignations of officers and
            directors of CSI as Subsidiary may request; and

                           (viii)    Such other documents which
            Subsidiary reasonably deems necessary to effectuate this Agreement.

                      (g) Each CSI Shareholder shall have entered into the Covenant Not to Compete Agreements set forth in Exhibits "D", "D-1" and "D-2", respectively.

                      (h) Each CSI Shareholder shall have entered into an Employment Agreement with Subsidiary as set forth on Exhibits "E," "E-1" and "E-2," respectively.

                      (i) Each CSI Shareholder shall have entered into an Investor's Certificate as set forth in Exhibit "C" regarding the holding of Pomeroy Shares.

                 11.3 Conditions Precedent to CSI Shareholders' and
            CSI's Obligation. The obligations of CSI Shareholders and CSI to perform in accordance with this Agreement and to consummate the transactions herein contemplated are subject to the satisfaction of the following conditions at or before the Closing:

                      (a) The performance by Subsidiary/Pomeroy of all the agreements and covenants to be performed by Subsidiary/Pomeroy, respectively, at or before the Closing.

                      (b) At the Closing Date there shall be in effect no order or decree of any court or governmental body which
            (i) shall prohibit the merger, (ii) shall materially and adversely affect the right of the CSI Shareholders to exchange the CSI Common Stock and grant to Subsidiary pursuant to the merger, the right to acquire all of the assets of CSI, or (iii) prevents the Subsidiary from operating its acquired business in the normal course.

                      (c) Subsidiary/Pomeroy shall have procured any necessary consents, and in particular, the approval of Pomeroy's lender shall have been obtained.

                      (d) Subsidiary shall deliver to CSI Shareholders at or before the Closing the following documents, all of which shall be in form and substance acceptable to CSI Shareholders and its counsel:

                           (i)  A certified or cashier's check for the
            aggregate amount to be paid to each CSI Shareholder at the Closing pursuant to Section 2.2 hereof;

                           (ii) Stock certificates of Pomeroy Stock
            pursuant to Section 2.1 hereof.

                           (iii)     Certified copies of the corporate
            actions taken by Pomeroy and Subsidiary authorizing the execution, delivery and performance of this Agreement;

                           (iv) A Certificate of Good Standing for
            Subsidiary from the Secretary of State of South Carolina dated no earlier than forty-five (45) days prior to the Closing Date;



                           (v)  A Certificate of Good Standing for
            Pomeroy from the Secretary of State of Delaware dated no earlier than forty-five (45) days prior to the Closing Date;

                           (vi) Opinion letter of Lindhorst & Dreidame
            Co., L.P.A., counsel for Pomeroy and Subsidiary, addressed to CSI Shareholders and dated the Closing Date, containing the opinions set forth in Exhibit "I."

                           (vii)     The Escrow Agreement together with
            delivery to the Escrow Agents of the Pomeroy Stock and cash required thereby.

                      (e)  Subsidiary shall have entered into the
            Employment Agreements with the CSI Shareholders as set forth on Exhibit "E-1," "E-2" and "E-3," respectively, guaranteed by Pomeroy as set forth on Exhibits "E-4," "E-5," and "E-6."

                      (f)  A copy of the resolution of the newly
            constituted Board of Directors of Subsidiary, certified by a duly authorized officer of Subsidiary, authorizing the execution, delivery and performance by Subsidiary of the Employment Agreements.

                      (g) There shall be no materially adverse event or condition effecting Pomeroy or the Pomeroy Stock.

                 SECTION 12.   GENERAL PROVISIONS

                 12.01 Further Documents. The Parties will, upon request at any time before or after Closing, execute, deliver and/or furnish all such documents and instruments, and do or cause to be done all such acts and things, as may be reasonably necessary to carry out the purpose and intent of this Agreement.
                 12.02 Publicity. All public announcements relating to this Agreement or the transaction contemplated thereby will be by Subsidiary with the consent of the CSI Shareholders which consent will not be unreasonably withheld, except for any disclosure which may be required because of Pomeroy being a publicly traded corporation on the NASDAQ.

                 12.03 Expenses. Except for expenses related to the merger which are accrued on the Closing Balance Sheet or to the extent otherwise specifically provided herein, Subsidiary will bear and pay all of its expenses incident to the transactions contemplated by this Agreement which are incurred by Subsidiary or its representatives and CSI Shareholders shall bear and pay all of the expenses incident to the transactions contemplated by this Agreement which were incurred by CSI Shareholders or its representatives.



                 12.04     Notices.  All notices and other
            communications required by this Agreement shall be in writing and shall be deemed given if delivered by hand or mailed by registered mail or certified mail, return receipt requested, to the appropriate party at the following address (or at such other address for a party as shall be specified by notice pursuant hereto):

                      (a)  If to Subsidiary, to:         c/o Pomeroy
            Computer Resources, Inc.
                                               1020 Petersburg Road
                                               Hebron, KY  41048

                      (b)  If to Pomeroy, to:       Pomeroy Computer
            Resources, Inc.
                                               1020 Petersburg Road
                                               Hebron, KY  41048

                           With a copy to:          James H. Smith III,
            Esq.
                                               Lindhorst & Dreidame Co.,
            L.P.A.
                                               312 Walnut Street, Suite
            2300
                                               Cincinnati, OH  45201-
            4091

                      (c)  If to CSI Shareholders, to:   Arthur M. Cox
                                               312 Stamford Bridge Road
                                               Columbia, SC 29212

                                               Ronald D. Hildreth
                                               225 Mariners Row
                                               Columbia, SC 29212

                                               Jeffrey F. Hipp
                                                    4 Medina Court
                                               Columbia, SC 29223

                           With a copy to:          G. Marcus Knight

                                               Nexsen Pruet Jacobs &
            Pollard, LLP
                                               1441 Main Street, Suite
            1500
                                               P.O. Drawer 2426
                                               Columbia, SC 29202
                 12.05 Binding Effect. Except as may be otherwise provided herein, this Agreement and all provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. Except as otherwise provided in this Agreement, no party shall assign its rights or obligations hereunder prior to Closing without the prior written consent of the other parties.

                 12.06 Headings. The headings in this Agreement are intended solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.



                 12.07     Schedules and Exhibits.  Schedules and
            exhibits referred to in this Agreement constitute and integral part of this Agreement as if fully rewritten herein.

                 12.08 Counterparts. Counterparts of this Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which constitute together one and the same document.

                 12.09 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of South Carolina.

                 12.10 Severability. If any provision of this Agreement shall be held unenforceable, invalid or void to any extent for any reason, such provision shall remain in force and effect to the maximum extent allowable, if any, and the enforceability or validity of the remaining provisions of this Agreement shall not be affected thereby.

                 12.11 Waivers, Remedies Accumulated. No waiver of any right or option hereunder by any Party shall operate as a waiver of any other right or option, for the same right or option with respect to any subsequent occasion for its exercise, or of any right to damages. No waiver by any Party or any breach of this Agreement or of any representation or warranty contained herein shall be held to constitute a waiver of any other breach or a continuation of the same breach. No waiver of any of the provisions of this Agreement shall be valid and enforceable unless such waiver is in writing and signed by the party granting the same.

                 12.12 Entire Agreement. This Agreement and the agreements, instruments and other documents to be delivered hereunder constitute the entire understanding and agreement concerning the subject matter hereof. All negotiations between the Parties hereto are merged into this Agreement, and there are no representations, warranties, covenants, understanding or agreements, oral or otherwise, in relation thereto between the Parties other than those incorporated herein and to be delivered hereunder. Except as otherwise expressed or contemplated by this Agreement, nothing expressed or implied in this Agreement is intended or shall be construed so as to grant or refer on any person, firm or corporation other than the Parties hereto any rights or privileges hereunder. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the Parties hereto.

                 12.13 Business Records. CSI Shareholders shall be permitted to retain copies of such books and records relating to the business of CSI as related to the accounting and tax matters of the business, and have access to all original copies of records so delivered to Subsidiary at reasonable times, for any reasonable business purpose, for a period of six years after the Closing Date.

                 12.14 Construction of Agreement. In the event this Agreement is interpreted by any court of competent jurisdiction, no Party shall be deemed the drafter of this Agreement and such court of law shall not construe this Agreement or any provision thereof against any Party as the drafter thereof.

                 12.15 Release of CSI Shareholders Guarantees. At the closing or as soon thereafter as reasonably possible, Subsidiary shall procure the release of the CSI Shareholders from their guarantees, if any, of CSI's obligation to IBM Credit Corporation and Deutsche Financial Services Corporation.

                 IN WITNESS WHEREOF, the Parties hereto have caused this
            Agreement and Plan of Reorganization to be duly executed as of the day and year first above written.

                                          SUBSIDIARY:

                                          POMEROY COMPUTER RESOURCES OF
                                          SOUTH CAROLINA, INC.



            By:____________________________________

            Title:____________________________________

                                          POMEROY COMPUTER RESOURCES,
            INC.



            By:____________________________________


            Title:____________________________________

                                          THE COMPUTER STORE, INC.



            By:____________________________________
                                          ARTHUR M. COX
                                          President




                 _______________________________________
                                          ARTHUR M. COX




                 _______________________________________
                                          RONALD D. HILDRETH




                 _______________________________________


                                          JEFFREY F. HIPP